Exhibit 99.1

MCEWEN MINING: Q1 2021 PRODUCTION RESULTS

TORONTO, April 19, 2021 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports consolidated production for Q1 2021 of 23,300 gold ounces and 493,200 silver ounces, or 30,600 gold equivalent ounces(1)(GEOs), compared to 35,100 GEOs in Q1 2020. All operations delivered production in line with budget. Production is expected to increase over the balance of the year and to be 20-40% greater than 2020.

Consolidated Production Summary

	Q1		Full Year	Full Year Guidance
	2020	2021	2020	2021
Gold (oz)	29,200	23,300	92,100	110,500 – 127,900
Silver (oz)	553,200	493,200	2,020,000	2,300,000 – 2,450,000
GEOs(1)	35,100	30,600	115,600	141,000 – 160,400

Fox Complex, Timmins, Canada (100%)

Black Fox produced 5,200 GEOs during the period, compared to 8,300 GEOs in Q1 2020. Mining at Black Fox has begun transitioning to the Froome deposit, where a progressive ramp-up is planned through Q3, with commercial production expected in Q4. At the Stock property, surface exploration is underway with four drills at the Stock West target, and one drill at the historic Stock Mine. A Preliminary Economic Assessment (PEA) to expand the production from the Fox Complex will be released late in Q2. The exploration budget for 2021 is $9 million.

San José Mine, Santa Cruz, Argentina (49%(2))

During Q1, San José produced 9,500 gold ounces and 492,300 silver ounces, for a total of 16,700 GEOs, compared to 14,900 GEOs in Q1 2020. The Company received $5 million in dividends during the quarter. San José performed well after a challenging 2020 that was impacted by COVID-19 restrictions. In 2021, the exploration budget is $10 million.

Gold Bar Mine, Nevada (100%)

During the quarter, Gold Bar produced 7,400 GEOs, compared to 9,100 GEOs in Q1 2020. Updated resource and reserve estimates were completed. Production in Q2 is expected to be higher than Q1. The exploration budget for 2021 is $5 million and will be focused on testing for near-mine targets and on further defining oxide resources on the neighbouring Tonkin property.

El Gallo Project, Sinaloa, Mexico (100%)

In Q1, El Gallo produced 1,300 GEOs from residual leaching of the heap leach pad. Operations were briefly disrupted by a blockade of the mine entrance by members of the local community, which has been resolved. A new 10-year agreement has been reached between the El Gallo operation and the neighbouring communities.

COVID-19 Update

The worsening COVID-19 infection rate in Ontario is being closely monitored; to date it has not had a material impact on operations or exploration activities at the Fox Complex.

McEwen Mining Inc.	Page 1

Financial Results

Operating costs for the quarter ended March 31, 2021 will be released with our 10-Q Quarterly Financial Statements. Our next quarterly management conference call will occur on Monday, May 10th at 11:00 am EDT to discuss the Q1 2021 results.

Want News Fast?

Subscribe to our email list by clicking here: https://www.mcewenmining.com/contact-us/#section=followUs and receive news as it happens!

Notes:

(1)	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 68:1 for Q1 2021, 94:1 for Q1 2020, 86:1 for the FY 2020 and 75:1 for 2021 Production Guidance.
(2)	The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

Technical Information

The technical content of this news release has been reviewed and approved by Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina.

McEwen Mining Inc.	Page 2

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

McEwen Mining Inc.	Page 3